SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 7, 2009

White Mountain Titanium Corporation
(Exact Name of Registrant as Specified in Charter)

NEVADA	333-129347	87-057730
(State or Other Jurisdiction of Incorporation)	Commission File Number	(IRS Employer Identification No.)

Enrique Foster Sur 20, Piso 19 Las Condes, Santiago Chile	None
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (562) 231-5780

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On May 7, 2009, White Mountain Titanium Corporation (the “Company”) entered into an Exchange Agreement with a European institutional investor through which it exercised outstanding warrants to purchase 2,000,000 shares of common stock of the Company at $0.50 per share for gross proceeds to the Company of $1,000,000.  The closing of the agreement, payment of the funds, and issuance of the shares occurred on May 8, 2009.  In addition, the remaining 4,250,000 warrants held by the institutional investor were extended to April 1, 2011, and a cashless exercise provision was added to the warrants in the event the Company fails to reasonably maintain an effective registration statement for the shares issuable upon exercise of the warrants.  The shares issued in this transaction and the remaining shares issuable upon exercise of the warrants are included in the Company’s current registration statement on Form S-1.

The summary of the Exchange Agreement and the amended and restated warrant under this Item 1.01 is qualified in its entirety by the copies thereof filed as Exhibits 99.1 and 99.2 to this Form 8-K, which is incorporated in this Item 1.01 by reference.

ITEM 3.02	UNREGISTERED SALES OF EQUITY SECURITIES

In connection with the exercise of the warrants as described above, the Company sold and issued 2,000,000 shares of its common stock to the European Investor for gross proceeds of $1,000,000.  The shares were issued without registration under the Securities Act by reason of the exemptions from registration afforded by the provisions of Section 4(2) and 4(6) of the Securities Act.  The purchaser was an accredited investor as defined in Rule 501 promulgated by the SEC.  The purchaser acknowledged appropriate investment representations with respect to the sale.  It did not enter into the transaction with us as a result of or subsequent to any advertisement, article, notice, or other communication published in any newspaper, magazine, or similar media or broadcast on television or radio, or presented at any seminar or meeting.  The purchaser was afforded the opportunity to ask questions of management of the Company and to receive answers concerning the terms and conditions of exercise of the warrants.  No selling commissions were paid in connection with this transaction.

ITEM 9.01	EXHIBITS

(d)          The following exhibits are included with this report:

Exhibit No.	Description
99.1	Exchange Agreement dated May 7, 2009
99.2	Amended and Restated Warrant to Purchase Common Stock

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

White Mountain Titanium Corporation

Date: May 8, 2009	By	/s/ Charles E. Jenkins
Charles E. Jenkins, CFO